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EXHIBIT 99.10

                                                                   PRESS RELEASE
                                                   For release:  October 2, 1997
                                 Contact: Rick S. Rees, Executive Vice-President
                                     Keith Voigts, Senior Vice-President and CFO
                                                               Tel: 601-896-0029

            HALTER MARINE GROUP AGREES TO ACQUIRE LEADING DESIGNERS

            AND MANUFACTURERS OF CRANES, WINCHES AND MOORING SYSTEMS

GULFPORT, Miss...Halter Marine Group, Inc. (AMEX:HLX) announced today the pending acquisition of three companies that will form the basis of its new Engineered Products Group. The companies, AmClyde Engineered Products, Inc. of St. Paul, Minnesota; Utility Steel Fabrication, Inc. of Slidell, Louisiana; and Fritz Culver, Inc. of Covington, Louisiana manufacture and market winches, cranes, mooring systems, jacks, locking devices, windlasses, capstans, tuggers and other related equipment used in the construction and modification of vessels and drilling rigs.

     The transactions are subject to completing definitive purchase agreements, and to the approval of Halter's Board of Directors. The combined purchase price for the companies is approximately $55 million, of which approximately $28 million will be paid in cash and the balance in Halter stock.

     In making the announcement, Halter's chairman, president and CEO, John Dane III, said, "The acquisition of these three companies is consistent with our previously announced objective to pursue a vertical integration strategy as it pertains to some of the more critically engineered components used in the production of vessels and rigs. Due to the current expansion of the energy industry in the Gulf of Mexico and elsewhere, limited industry production capacity has extended deliveries and affected pricing for some of these components."

     The acquisition of the business of AmClyde Engineered Products, the worldwide leading designer of cranes and mooring systems, and Utility Steel Fabrication, Inc., AmClyde's leading subcontractor for cranes and winches, and Fritz Culver, Inc., a leading designer and manufacturer of towing winches, windlasses, tuggers and related equipment,
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will allow Halter to bring more of the manufacturing of critical components used in building vessels and rigs under its control.

     The combination of these companies will also allow Halter to manufacture most of the components for the rig kits for the Zentech R450 and R530 jackup drilling rigs. TDI-HALTER, Inc., a subsidiary of Halter specializing in rig construction and modification, holds the exclusive license to the R450 and R530 designs, as well as the exclusive right to build and sell the rig kits for those designs.

     Halter intends to increase the production capacity of both Utility Steel Fabrication, Inc. and Fritz Culver, Inc. by making available additional fabrication space and specialized manufacturing equipment currently available in Halter's existing facilities.

     AmClyde has offices in St. Paul, New Orleans and Houston, and employs approximately 60 engineers. Dick Juelich, president of AmClyde will become president of the new Engineered Products Group of Halter. Utility Steel's president and principal shareholder, Ed Pender, and Fritz Culver, president and principal shareholder of Fritz Culver, Inc. will continue with their respective companies and become part of the Halter Engineered Products Group.

     The combined companies if reported separately, would have approximately $90 million in annual revenue. The impact on Halter's revenue will be less, as intercompany sales will be eliminated in the reporting of Halter's consolidated financial statements.

     Halter Marine Group, Inc. includes 20 shipyards in Texas, Louisiana, Mississippi and Florida. The company specializes in the design, construction, conversion and repair of a wide variety of vessels and mobile offshore rigs for energy, commercial, government/military and pleasure boat markets. Shipyards of Halter Marine Group have built more than 2,000 vessels in the past 40 years.

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